Press Release

[Graphic Omitted] Ahold

                                                        Royal Ahold
                                                        Corporate Communications


                                                        Date:   August 8, 2003
                                        For more information:   +31 75 659 57 20


Ahold 2003 second quarter sales

o Consolidated 2Q 2003 sales amounted to Euro 13.0 billion, a decline of 12.4% compared to the same period last year

o Sales are significantly impacted by lower currency exchange rates; sales excluding currency impact increased by 2.5%

o    Organic sales growth, excluding currency impact, amounted to 1.3%

Zaandam, The Netherlands, August 8, 2003 - Ahold today announced consolidated sales (excluding VAT) for the second quarter of the year (12 weeks through July 12, 2003) of Euro 13.0 billion, a decline of 12.4% compared to the Euro 14.8 billion generated in the 2002 second quarter (12 weeks). In a difficult trading environment, sales excluding currency impact increased by 2.5% and organic sales growth excluding currency impact amounted to 1.3%. All numbers exclude sales ofjoint ventures and are unaudited.

Ahold 2nd quarter sales
----------------------------------------------------------------------------------------------------------------------
                                                               2nd Quarter                    First half year

x 1 million Euro                                                 Change                           Change
(unless otherwise indicated)                           2003       in %       2002*      2003       in %       2002*
----------------------------------------------------------------------------------------------------------------------
Sales to third parties
-USA retail (USD)                                      6,229.7     1.1       6,162.5   14,516.2     3.2      14,066.8
-USA foodservice (USD)                                 4,124.1     0.2       4,114.9    9,426.0    (0.7)      9,496.5
-Europe**                                              3,261.6     0.6       3,242.8    7,261.3     1.6       7,148.2
-South America                                           608.7    20.8         503.9    1,189.3    30.6         910.8
-Asia                                                     92.9   (15.2)        109.6      201.5   (12.4)        230.1

Total sales                                           12,958.2   (12.4)     14,791.1   30,305.0   (11.8)     34,355.7
                                                      ========              ===================              ========
*Restated to exclude sales of joint ventures
**Incorporates changes resulting
from ongoing audit process

Weighted average exchange rates
U.S. Dollar (USD)                                        0.869   (18.3)        1.064      0.904   (18.2)        1.106
Brazilian Real (BRL)                                     0.298   (27.4)        0.410      0.285   (36.2)        0.446
Argentine Peso (ARS)                                     0.308    (0.9)        0.311      0.303    (2.5)        0.311

----------------------------------------------------------------------------------------------------------------------



                                                                                        Albert Heijnweg 1, Zaandam
                                                                                        P.O. Box 3050,1500 HB Zaandam
                                                                                        The Netherlands
                                                                                        Phone:     +31 (0)75 659 5720
http://www.ahold.com                                                                    Fax:       +31 (0)75 659 8302

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

Ahold USA - retail
In the United States, retail sales increased by 1. 1% to USD 6.2 billion (2002:
USD 6.2 billion). Organic sales growth also amounted to 1. 1%. Comparable sales declined by 1. 1% and identical sales declined by 1.9%.

Ahold USA - foodservice
Foodservice sales in the United States increased by 0.2% to USD 4.1 billion (2002: USD 4.1 billion). Organic sales growth also amounted to 0.2%.

Europe
In Europe (The Netherlands, Spain and Central Europe), sales rose 0.6% to Euro
3.3 billion (2002: Euro 3.2 billion). Organic sales growth, excluding currency impact, amounted to 0.9%.

South America
In South America (Brazil, Argentina, Chile, Peru and Paraguay), sales amounted to Euro 608.7 million (2002: Euro 503.8 million), up 20.8% from last year partly due to the fact that Santa Isabel was not consolidated in the second quarter of 2002. Organic sales growth, excluding currency impact, amounted to 11.4%.

Asia
In Asia (Thailand, Malaysia, Indonesia), sales declined 15.2% to Euro 92.9 million (2002: Euro 109.6 million). Organic sales growth, excluding currency impact, amounted to 2.5%.

Accounting for joint ventures
As Ahold announced on May 16, 2003, all current and previous joint ventures are being accounted for using equity accounting. As a consequence, the income from these joint ventures will be accounted for as income from unconsolidated subsidiaries. Previously, these joint ventures were fully consolidated in Ahold's financial statements with the minority share in earnings and equity then deducted.

This change applies to ICA Ahold in Scandinavia and Jeronimo Martins Retail in Portugal for 2003 and 2002 and for Disco in Argentina up to and including the first quarter of 2002 and for Santa Isabel in Chile, Peru and Paraguay up to and including the first and second quarter of 2002.

Historical financial statements have also been restated to reflect this change for the abovementioned joint ventures, as well as for Bompreco in Brazil (up to and including the second quarter of 2000) and Paiz Ahold in Central America.

Set forth below are the sales figures for fiscal years 2002 and 2001 restated to account for Ahold's joint ventures on an equity basis. These figures are unaudited.

Ahold restated sales for fiscal year 2002 and 2001
These figures are unaudited

----------------------------------------------------------------------------------------------------------------------
                                                    1st quarter   2nd quarter  3rd quarter  4th quarter    Full year
                                                        2002         2002         2002          2002         2002

x1 million Euro
(unless otherwise indicated)
----------------------------------------------------------------------------------------------------------------------
Sales to third parties
-USA retail (USD)                                        7,904.3      6,162.5      5,974.5       6,214.4     26,255.7
-USA foodservice (USD)                                   5,381.6      4,114.9      4,021.1       3,918.6     17,436.2
-Europe*                                                 3,905.4      3,242.8      3,188.9       3,417.2     13,754.3
-South America                                             406.9        503.9        586.0         646.5      2,143.3
-Asia                                                      120.5        109.6        109.2         118.4        457.7

Total                                                   19,534.6     14,791.1     14,049.7      14,299.4     62,704.8
                                                        ========     ========     ========      ========     ========

----------------------------------------------------------------------------------------------------------------------
* Incorporates changes resulting from ongoing audit process


----------------------------------------------------------------------------------------------------------------------
                                                    1st quarter   2nd quarter  3rd quarter  4th quarter    Full year
                                                        2001         2001         2001          2001         2001

x1 million Euro
(unless otherwise indicated)
----------------------------------------------------------------------------------------------------------------------
Sales to third parties
-USA retail* (USD)                                       6,802.6      5,401.3      5,356.2       5,645.9     23,206.0
-USA foodservice (USD)                                   3,433.3      2,756.8      2,806.1       3,137.6     12,133.8
-Europe*                                                 3,656.0      3,075.6      3,026.8       3,319.7     13,078.1
-South America                                             340.3        323.3        279.7         330.2      1,273.5
-Asia                                                      101.3         96.7         93.5         108.0        399.5

Total                                                   15,259.0     12,929.1     12,455.5      13,587.5     54,231.1
                                                        ========     ========     ========      ========     ========

----------------------------------------------------------------------------------------------------------------------
* Incorporates changes resulting from ongoing audit process


Definitions
o   Organic sales development:
    [Sales year n] divided by [Sales year (n-1)(i) Ahold base + sales year (n-1)(i) of acquired companies(ii)]
    (i)  Adjusted for currency impact.
    (ii) Applies to acquisitions dating back less than one year and to the extent that the sales of the acquired company represent > 5% of the sales of the acquiring entity, or that the acquisition is an entry into a new business channel or market area.
o   Identical sales compare salesftom exactly the same stores.
o   Comparable sales are identical sales plus sales ftom replacement stores.
o Currency impact: the impact of using different exchange rates to translate the financial figures of our subsidiaries to Euros. The financial figures of the previous year are restated using the actual exchange rates in order to eliminate this currency impact.



Ahold Corporate Communications: +31 75 659 5720



Editors' note:

The company will host a conference call on Friday, August 8, 2003 at 10: 00 a.m. CET.
Dial-in number: +44 (0) 20 7784 1018. This conference call can also be followed through the Ahold website (www.ahold.com) and via these replay numbers:



Europe:     +44 (0) 20 7784 1024
USA:        +1 (719) 457 0820
Passcode:   746062



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Certain statements in this press release are "forward-looking statements" within the meaning of U.S. federal securities laws. Ahold intends that these statements be covered by the safe harbors created under these laws. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. There are importantfactors that could cause actual results to differ materially from the information set forth in these forward-looking statements. Many of these factors are beyond Ahold's ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements, which only speak as of the date of this press release. Ahold does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.
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